Exhibit 10.1

THIRD AMENDED AND RESTATED

FOSSIL, INC. AND AFFILIATES

DEFERRED COMPENSATION PLAN

(Effective January 1, 2011)

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THIRD AMENDED AND RESTATED

FOSSIL, INC. AND AFFILIATES

DEFERRED COMPENSATION PLAN

Fossil, Inc. has previously established the Fossil, Inc. and Affiliates Deferred Compensation Plan (the “Predecessor Plan”), as Amended and Restated Effective January 1, 2005, and January 1, 2009, to allow for a select group of highly compensated employees to defer a portion of their compensation and possibly receive deferred employer contributions. Effective January 1, 2011, Fossil, Inc. amends and restates the Second Amended and Restated Fossil, Inc. and Affiliates Deferred Compensation Plan and renames it the Third Amended and Restated Fossil, Inc. and Affiliates Deferred Compensation Plan (the “Plan”) in the form provided herein. For purposes of the Code, the Company intends this Plan to be an unfunded, unsecured promise to pay on the part of each Employer. For purposes of ERISA, the Company intends this Plan to be an unfunded plan solely for the benefit of a select group of management or highly compensated employees of the Employers for the purpose of qualifying the Plan for the “top hat” plan exception under Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

SECTION I.

DEFINITIONS

1.1. Addendum. Addendum shall mean, collectively, the pages which are attached to this Plan document, and incorporated by reference, on which shall be reflected the information described in Section 4.4.

1.2. Account. Account shall mean, collectively, the Salary Deferral Account, Bonus Deferral Account, and the Employer Account, maintained for each Participant.

1.3. Applicable Interest Rate. Applicable Interest Rate shall mean, for each day during a period of reference (but computed without compounding), a percentage equal to the product of (a), (b) and (c), where: (a) is the sum of the one (1) year London Interbank Offered Rate (“LIBOR”) as reported in the Wall Street Journal as of (i) the first Business Day, plus (ii) the last Business Day, occurring during such period of reference, (b) is fifty percent (50%), and (c) is a quotient of 1 divided by 360.

1.4. Beneficiary. Beneficiary shall mean the person or persons, entity or entities designated by the Participant and in accordance with the requirements set forth in Section VIII as the beneficiary of the Participant’s Benefit.

1.5. Benefit. Benefit shall mean the Vested amount credited to the Participant’s Account at the time of reference.

1.6. Board. Board shall mean the Board of Directors of the Company.

1.7. Bonus. Bonus shall mean amounts of compensation paid by an Employer which is not regular salary, wages or commissions, and which is determined to be a Bonus by the Committee.

1.8. Bonus Deferral Account. Bonus Deferral Account shall mean the amount credited under the Plan as a result of the Participant’s Bonus Deferral Contributions, and appropriate adjustments as provided herein.

1.9. Bonus Deferral Contribution. Bonus Deferral Contribution shall mean the amounts described in Section 4.2.

1.10. Business Day. Business Day shall mean, with respect to each Measurement Preference, a day on which the exchange on which it is traded is operating.

1.11. Change in Control. Change in Control shall mean the first to occur of the following events, which shall be deemed to have occurred:

(a) A change in ownership of the Company. On the date any “Person” (as defined in subparagraph (d) below) acquires ownership of stock of the Company that, together with stock held by such Person, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company; provided, however, that there shall be no Change in Control and this subparagraph (a) shall not apply if such acquiring Person is a corporation and a majority of the Board of Directors of the acquiring Person immediately after the transaction consists of individuals who constituted a majority of the Board immediately prior to the acquisition of such fifty percent (50%) or more total fair market value or total voting power; and provided, further, that if any Person is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same Person is not considered to be a Change in Control; or

(b) A change in the effective control of the Company. On the date that either:

(i) Any Person acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such Person) ownership of stock of the Company possessing thirty-five percent (35%) or more of the total voting power of the stock of the Company; or

(ii) On the date a majority of members of the Board is replaced during any twelve (12)-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of the appointment or election; provided, however, that any such director shall not be considered to be endorsed by the Board if his or her initial assumption of office occurs as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

(c) A change in the ownership of a substantial portion of the Company’s assets. On the date any Person acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such Person) assets from the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. However, there is no Change in Control when there is such a sale or transfer to (i) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s then outstanding stock; (ii) an entity, at least fifty percent (50%) of the total value or voting power of the stock of which is owned, directly or indirectly, by the Company; (iii) a Person that owns directly or indirectly, at least fifty percent (50%) of the total value or voting power of the outstanding stock of the Company; or (iv) an entity, at least fifty percent (50%) of the total value or voting power of the stock of which is owned, directly or indirectly, by a Person that owns, directly or indirectly, at least fifty percent (50%) of the total value or voting power of the outstanding stock of the Company.

(d) For purposes of subparagraphs (a),(b) and (c) above, “Person” shall have the meaning given in Section 7701(a)(1) of the Code. Person shall include more than one Person acting as a group as defined by the Final Treasury Regulations issued under Section 409A of the Code.

1.12. Code. Code shall mean the Internal Revenue Code of 1986, as amended.

1.13. Committee. Committee shall mean those persons designated to administer the Plan pursuant to Section II.

1.14. Company. Company shall mean Fossil, Inc., a Delaware corporation, and its successors and assigns.

1.15. Compensation. Compensation shall mean (a) Salary, as defined in Section 1.40 and (b) Bonus, as defined in Section 1.7.

1.16. Contributions. Contributions shall mean, collectively, the Salary Deferral Contributions, the Bonus Deferral Contributions, and the Employer Contributions, with respect to each Participant, except that when it shall be appropriate to refer to a particular Contribution, reference shall be to that Contribution.

1.17. Deferred Payments. Deferred Payments shall mean the payment of a Participant’s Benefits as described in Section 7.3.

1.18. Deferred Payment Date. Deferred Payment Date shall mean the date as of which a Participant’s Deferred Payments are made or commenced.

1.19. Designated Affiliate. Designated Affiliate shall mean Fossil Partners, L.P., and each other entity of which fifty percent (50%) or more of its value or, in the case of a corporation, of the total combined voting power of all classes of stock, are held by the Company or another subsidiary, whether or not such entity now exists or is hereafter organized or acquired by the Company or another subsidiary, and which has been designated for participation herein by the Committee.

1.20. Earnings. Earnings shall mean the notated credits or debits to a Participant’s Account based on changes in the value (including, without limitation, unrealized appreciation or depreciation) of the Participant’s Measurement Preferences, plus the amount, if any, attributable to the crediting of the Applicable Interest Rate, all determined in accordance with Rules of General Application.

1.21. Effective Date. Effective Date shall mean December 30, 1998. The Effective Date of the Third Amended and Restated Plan shall be January 1, 2011.

1.22. Election Form. Election Form shall mean an election in such form as specified by the Committee by which the Participant may specify his: (a) Salary Deferral Contribution and Bonus Deferral Contribution for the Plan Year, (b) Measurement Preferences, (c) form and timing of distribution of his Benefit, and (d) such other matters as shall be determined by the Committee at the time of reference.

1.23. Eligible Employee. Eligible Employee shall mean an Employee of an Employer who is: (a) a member of a select group of management or a highly compensated Employee and after December 31, 2004, is at the level of vice president or above, and (b) designated by the Committee as eligible to participate in the Plan.

1.24. Employee. Employee shall mean any person on the U.S. payroll of the Employer.

1.25. Employer. Employer shall mean, collectively, the Company and each Designated Affiliate.

1.26. Employer Account. Employer Account shall mean the account maintained for each Participant who has received an Employer Contribution, and which will reflect the amount of such Employer Contribution and appropriate adjustments as provided herein.

1.27. Employer Contribution. Employer Contribution shall mean the amount, if any, credited under the Plan by an Employer to an Eligible Participant, and evidenced by an Addendum.

1.28. Entry Date. Entry Date shall mean January 1st for each Plan Year; except that for any Employee who first became an Eligible Employee on or between January 1st and June 30th of a Plan Year, the Entry Date shall mean July 1st of that same Plan Year.

1.29. ERISA. ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.30. Grandfathered Benefit. Grandfathered Benefit shall mean the Benefit earned and Vested and credited to the Account of any Participant as of December 31, 2004, plus any Earnings credited to the Account on and after January 1, 2005 relating to the such Benefit.

1.31. Installment Payment. Installment Payment shall mean each of a series of annual distributions, in cash, of the Participant’s Account balance. A series of Installment Payments will be treated as a single payment for purposes of Section 409A of the Code.

1.32. Investment Date. Investment Date shall mean the first Business Day in each Quarter, except that it also shall mean an Entry Date (except that if the Entry Date is not a Business Day, then the first Business Day following an Entry Date) with respect to each Eligible Employee who first becomes a Participant on such Entry Date.

1.33. Lump Sum. Lump Sum shall mean a single distribution, in cash, of a Participant’s Benefit.

1.34. Measurement Preference. Measurement Preference shall mean the preference described in Section 5.3.

1.35. Participant. Participant shall mean an Eligible Employee who participates in the Plan pursuant to Section 3.

1.36. Plan. Plan shall mean the Third Amended and Restated Fossil, Inc. and Affiliates Deferred Compensation Plan, as set forth in this document and subsequent amendments.

1.37. Plan Year. Plan Year shall mean calendar year.

1.38. Quarter. Quarter shall mean calendar quarter.

1.39. Rules of General Application. Rules of General Application shall mean those rules promulgated by the Committee, in its sole discretion, from time to time with respect to the matter of reference, but which will be applied in a consistent manner to similarly situated Participants.

1.40. Salary. Salary shall mean Participant’s base salary determined as of December 31 preceding the effective date of the election to defer Salary. Salary shall include any amounts deferred under Sections 125 or 401(k) of the Code, plus any amounts under this Plan, but excludes bonuses, expense reimbursements and fringe benefits.

1.41. Salary Deferral Account. Salary Deferral Account shall mean the amount credited under the Plan as a result of the Participant’s Salary Deferral Contributions, and appropriate adjustments as provided herein.

1.42. Salary Deferral Contributions. Salary Deferral Contributions shall mean the amounts described in Section 4.2.

1.43. Scheduled Distribution. Scheduled Distribution shall mean the distribution set forth in Section 7.5.

1.44. Separation from Service. Separation from Service means a termination of services provided by a Participant to an Employer, whether voluntarily or involuntarily, as determined by the Committee in accordance with Treas. Reg. §1.409A-1(h). In determining whether a Participant has experienced a Separation from Service, the following provisions shall apply:

(a) For a Participant who provides services to an Employer as an Employee, a Separation from Service shall occur when such Participant has experienced a termination of employment with such Employer. A Participant shall be considered to have experienced a termination of employment when the facts and circumstances indicate that the Participant and an Employer reasonably anticipate that either (i) no further services will be performed for such Employer after a certain date, or (ii) that the level of bona fide services the Participant will perform for such Employer after such date (whether as an Employee or as an independent contractor) will permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed by such Participant (whether as an Employee or an independent contractor) over the immediately preceding thirty-six (36)-month period (or the full period of services to such Employer if the Participant has been providing services to such Employer less than thirty-six (36) months).

(b) If a Participant is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between the Participant and an Employer shall be treated as continuing intact, provided that the period of such leave does not exceed six (6) months; or if longer, so long as the Participant retains a right to reemployment with such Employer under an applicable statute or by contract. If the period of a military leave, sick leave, or other bona fide leave of absence exceeds six (6) months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship shall be considered to be terminated for purposes of the Plan as of the first day immediately following the end of such six (6)-month period. In applying the provisions of this paragraph, a leave of absence shall be considered a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for an Employer.

1.45. Specified Employee. Specified Employee means any Participant who is determined to be a “key employee” (as defined under Section 416(i) of the Code without regard to paragraph (5) thereof) for the applicable period, as determined annually by the Committee in accordance with Treas. Reg. §1.409A-1(i). In determining whether a Participant is a Specified Employee, the following provisions shall apply:

(a) Identification of the individuals who fall within the definition of “key employee” under Section 416(i) of the Code (without regard to paragraph (5) thereof) shall be based upon the twelve (12)-month period ending on each December 31st (referred to below as the “identification date”). In applying the applicable provisions of Section 416(i) of the Code to identify such individuals, “compensation” shall be determined in accordance with Treas. Reg. §1.415(c)-2(a) without regard to (i) any safe harbor provided in Treas. Reg. §1.415(c)-2(d), (ii) any of the special timing rules provided in Treas. Reg. §1.415(c)-2(e), and (iii) any of the special rules provided in Treas. Reg. §1.415(c)-2(g); and

(b) Each Participant who is a “key employee” in accordance with part (a) of this Section shall be treated as a Specified Employee for purposes of this Plan if such Participant experiences a Separation from Service during the twelve (12)-month period that begins on the April 1st following the applicable identification date.

1.46. Third-Party Record Keeper. Third-Party Record Keeper shall mean the person or entity selected by the Committee to maintain the records necessary to the administration of the Plan.

1.47. Trust. Trust shall mean a trust which substantially conforms to the model rabbi trust provided in Section 5 of the Internal Revenue Service’s Revenue Procedure 92-64, 1992-2 C.B. 422, that may be established between the Company and the trustee(s) named in the Trust.

1.48. Valuation Date. Valuation Date shall mean the last Business Day of each Quarter.

1.49. Vest, Vesting or Vested. Vest, Vesting or Vested, shall mean the portion of a Participant’s Employer Account which is nonforfeitable at the time of reference.

SECTION II.

ADMINISTRATION

2.1. Appointment of Committee. The Board shall appoint the Committee comprised of one or more persons who may or may not be Employees. The Board may change Committee membership at any time without cause, and a member may resign by providing written notice to the Company. Any vacancy in the membership of the Committee may be filled by the Board.

2.2. Employer Duties. An Employer shall, upon request or as may be specifically required under the Plan, furnish or cause to be furnished all of the information or documentation in its possession or control that is necessary or required by the Committee to perform its duties and functions under the Plan.

2.3. Authority of Committee. The Committee shall have the exclusive authority and responsibility for administering the Plan in accordance with its terms. All exercises of authority by the Committee under this Plan shall be final, conclusive and binding.

2.4. Action by Committee. The Committee may elect a chairman who shall be a member of the Committee and a secretary who may, but need not, be a member of the Committee. Any and all acts and decisions of the Committee shall be by at least a majority of the then members, but the Committee may delegate to any one or more of its members the authority to sign notices or other documents on its behalf or to perform ministerial acts for it, in which event any person may accept such notice, document or act without questioning its having been authorized by the Committee.

2.5. Meetings of Committee. The Committee shall hold meetings upon such notice, at such place or places, and at such time or times as it may from time to time determine; provided, however, any decisions made or action taken pursuant to written approval of a majority of the then members shall be sufficient; and provided, further, and without limitation, that the Committee may take actions which have retroactive effect.

2.6. Powers of Committee and Company. The Committee shall have all powers and discretion as may be necessary to discharge its duties and responsibilities under this Plan,

including, without limitation, the power, exercisable in its sole discretion: (a) to interpret or construe the Plan, (b) to make rules and regulations for the administration of the Plan, (c) to determine all questions of eligibility, status and other rights of Participants, beneficiaries and other persons, (d) to confirm or reject each Participants selection of Measurement Preferences, and (e) to resolve any dispute which may arise under this Plan involving Participants or beneficiaries. The Committee may engage agents to assist it and may engage legal counsel, who may be counsel for the Company.

No member of the Committee shall vote or act upon any matter which relates exclusively to such member’s own rights or benefits under this Plan. If all members of the Committee shall be disqualified with regard to one or more matters, the President of the Company shall appoint one or more qualifying persons to be the Committee only with regard to such specific matters.

2.7. Indemnification. Without limitation, including Section 11.9, the members of the Committee shall be indemnified by the Company against any and all liabilities arising by reason of any act, or failure to act, pursuant to the provisions of the Plan, including expenses reasonably incurred in the defense of any claim relating to the Plan, even if the same is judicially determined to be due to such member’s negligence, but not when the same is judicially determined to be due to the gross negligence or willful misconduct of such member.

2.8. Bond and Expenses. The Committee shall serve without bond unless state or federal statutes require otherwise, in which event the Company shall pay the premium. The expenses of the Committee shall be paid by the Company. Such expenses shall include all expenses incident to the functioning of the Committee, including, without limitation, litigation costs, fees of accountants, counsel and other specialists and other costs of administering the Plan.

2.9. Reliance on Tables. In administering the Plan, the Committee shall be entitled to the extent permitted by law to rely conclusively on all tables, valuations, certificates, opinions and reports which are furnished by accountants, legal counsel or other experts employed or engaged by the Committee.

SECTION III.

PARTICIPATION

An Eligible Employee will first become a Participant by filing an Election Form prior to his Entry Date in accordance with Section 4.1(a) and will remain a Participant until he receives the payment of his entire Benefit. Being designated as an Eligible Employee for one Plan Year does not entitle such Employee to continued status as an Eligible Employee for subsequent Plan Years. A designation of an Employee as an Eligible Employee for any Plan Year shall be made by the Committee in advance of such Plan Year, except that for the first Plan Year such designation shall be made before January 1 or July 1, as applicable. Following removal of the status of Eligible Employee for any Participant, such Participant shall not be able to elect Salary Deferral Contributions or Bonus Deferral Contributions for any subsequent Plan Year in which he is not an Eligible Employee.

SECTION IV.

CONTRIBUTIONS

4.1. Election Dates.

(a) First Plan Year. An Employee who first becomes eligible to participate in the Plan on or after the beginning of a Plan Year, as determined in accordance with Treas. Reg. §1.409A-2(a)(7)(ii) and the “plan aggregation” rules provided in Treas. Reg. §1.409A-1(c)(2), shall file an Election Form which shall include, among other things, any election to defer the portion of his Salary and Bonus attributable to services to be performed after such election and elections as to the timing and form of payment of such Salary Deferral Contributions, Bonus Deferral Contributions, and any Employer Contributions for such Plan Year, provided that a Participant whose Entry Date is January 1st must submit an Election Form no later than the December 31st immediately preceding such Entry Date and a Participant whose Entry Date is July 1, must submit an Election Form no later than the June 30th immediately preceding such Entry Date. Any deferral election made in accordance with this Section 4.1(a) shall become irrevocable as of the applicable Entry Date that the Employee first becomes eligible to participate in the Plan.

(b) Subsequent Plan Years. An Election Form shall continue to apply to each subsequent Plan Year until a Participant files a new Election Form before the December 31 preceding the Plan Year for which the election is made. For each succeeding Plan Year in which the Participant continues to be an Eligible Employee and the Participant wants to change his elections for such succeeding Plan year, an irrevocable deferral election for the Salary Deferral Contributions and Bonus Deferral Contributions and the timing and form of payment of any such Salary Deferral Contributions, Bonus Deferral Contributions, and Employer Contributions attributable to that Plan Year shall be made by timely delivering a new Election Form to the Committee, in accordance with the Rules of General Application, before the December 31st preceding the Plan Year for which the election is made.

(c) Performance-based Compensation. Notwithstanding the foregoing, with respect to any Compensation that the Committee determines qualifies as “performance-based compensation” (as defined in Treas. Reg. section 1.4096A-1(e)), an eligible Employee may make an initial deferral election with respect to such performance-based Compensation by filing an Election Form on or before the date that is six months before the end of the performance period, provided that the eligible Employee performances services continuously from the later of the beginning of the performance period or the date the performance criteria are established through the date the election is made, and provided further that in no event may an election to defer performance-based Compensation be made after such Compensation has become readily ascertainable.

4.2. Salary Deferral Contributions and Bonus Deferral Contributions. An Employee who is an Eligible Employee on his Entry Date with respect to a Plan Year may elect to defer, by filing an Election Form with the Committee prior to such Entry Date:

(a) a maximum percentage of Salary equal to fifty percent (50%) (prorated based on the remaining portion of the Plan Year if the Participant’s Entry Date is not January 1st)

(b) a maximum percentage of Bonus equal to one hundred percent (100%) (prorated based on the remaining portion of the Plan Year if the Participant’s Entry Date is not January 1st)

provided, however, that the minimum amount of Salary or Bonus that may be deferred in any Plan Year is not less than Five Thousand Dollars ($5,000) (prorated based on the remaining portion of the Plan Year if the Participant’s Entry Date is not January 1st). Unless otherwise determined by the Committee, the election to defer Salary and Bonus must be designated as a fixed dollar amount or as a fixed percentage of the Participant’s Salary and/or Bonus for the Plan Year. If an Eligible Employee has never timely filed an Election Form deferring a portion of his Salary or Bonus, then such Eligible Employee shall not have any portion of his Salary or Bonus deferred. Notwithstanding any provision hereof to the contrary, the amount of a Participant’s Salary Deferral Contributions will be deducted from a Participant’s Salary on each payroll date during the Plan Year of reference in an amount equal to the total Salary Deferral Contribution divided by the number of payroll dates during the Plan Year of reference following the Entry Date of reference. Notwithstanding any provision hereof to the contrary, the amount of a Participant’s Bonus Deferral Contributions will be deducted on the date such Bonus is, or otherwise would be paid, to the Participant.

4.3. Crediting of Salary Deferral Contributions and Bonus Deferral Contributions. The portion of the Salary Deferral Contribution and Bonus Deferral Contribution amounts which will be deducted from Salary and Bonus, respectively, shall be credited to the Participant’s Salary Deferral Account and Bonus Deferral Account, respectively, as soon as administratively practicable, but no later than thirty (30) days, after the payroll period from which such Salary and Bonus were deducted.

4.4. Employer Contributions. At any time on or after the Effective Date, in addition to the amount described in Section 4.2, an Employer may credit a Participant’s Employer Account with such amount as it shall determine in its sole discretion. The name of the Participant, the amount to be credited, the date as of which it is to be credited, the rate of Vesting, and such other matters as are required to be set forth (as determined by the Employer in its sole discretion), shall be set forth on the Addendum; provided that one hundred percent (100%) of such amounts contributed for a Participant, and related Earnings, shall be forfeited on such Participant’s Separation from Service for reasons other than a Change in Control unless otherwise expressly provided in an Addendum expressly relating to such Employer Contribution.

4.5. Disposition of Contributions. At the discretion of the Plan Administrator, Contributions may be delivered to the Trust or the funds may be retained by the Employer.

SECTION V.

PARTICIPANT’S ACCOUNTS AND INVESTMENTS

5.1. Establishment of Account. The Committee shall establish separate Accounts for each Participant, to which shall be credited or debited the Participant’s share of Contributions and Earnings, and to which shall be debited the Account’s share of expenses and distributions. Grandfathered Benefits shall be accounted for separately within the Participant’s Account.

5.2. Earnings Credited to Accounts. Earnings on amounts credited to an Account shall be credited or debited to such Account on each Business Day based on the value of the Account’s Measurement Preferences on such Business Day, all in the manner determined by the Committee in accordance with Rules of General Application.

5.3. Investment Direction. Effective as of each Investment Date, in accordance with Rules of General Application, each Participant may select investments (“Measurement Preferences”) from among the different investment alternatives which are made available by the Committee, for existing balances in his Account and for future Contributions, such selection of Measurement Preferences to be made in increments of five percent (5%), and such percentages to apply equally to the amount credited to the Participant’s Account on the immediately preceding Valuation Date, and to Contributions credited to such Account subsequent to such Valuation Date. No actual investments shall be made by Participants. The Measurement Preferences, and the Applicable Interest Rate, are only for the purpose of determining the Employer’s payment obligation under the Plan and such Measurement Preferences do not control any actual investments.

5.4. Statements. In accordance with Rules of General Application, but not less frequently than one statement for each Plan Year, each Participant shall have a statement made available setting forth: (a) the amount in his Account, (b) the amount of Contributions, separately showing the Salary Deferral Contributions, Bonus Deferral Contributions, and Employer Contributions, credited to his Account since the previous statement, (c) the Earnings credited or debited to his Account since the previous statement, (d) any debited charges to, or distributions from, his Account since the previous statement, and (e) any other information or disclosures determined appropriate by the Committee.

SECTION VI.

VESTING

6.1. Salary Deferral Account and Bonus Deferral Account. Participant shall always be one hundred percent (100%) Vested in the amounts credited to his Salary Deferral Account and Bonus Deferral Account.

6.2. Employer Account. A Participant shall Vest in the amount credited to his Employer Account in accordance with the Vesting Schedule set forth on the Addendum which evidences such Employer Contribution, and otherwise shall be zero percent (0%) Vested. Notwithstanding any other provision in this Plan, a Participant’s Employer Account will become one hundred percent (100%) Vested upon the first occurrence of a Change in Control, or Separation from Service for reason of death, disability, or normal retirement at or after attaining age sixty-five (65).

SECTION VII.

DISTRIBUTION OF BENEFIT

7.1. Form and Timing of Distribution. Unless the Participant is entitled to a Deferred Payment or is a Specified Employee, upon a Participant’s Separation from Service he shall receive a Lump Sum distribution within sixty (60) days after the Valuation Date next following his Separation from Service. The amount of such Lump Sum distribution shall be equal to his Benefit determined as of the Valuation Date preceding the date of distribution.

7.2. Special Rules for Specified Employees. Notwithstanding anything to the contrary, distributions of Grandfathered Benefits to Specified Employees shall be made in the form and timing set forth in Section 7.1 above.

(a) To the extent (i) any payments to which the Participant becomes entitled under this Plan in connection with the Participant’s Separation from Service constitute deferred compensation subject to Section 409A of the Code, and (ii) the Participant is deemed at the time of such Separation from Service to be a Specified Employee, then such payment or payments shall not be made or commence until the earliest of (x) the expiration of the six (6) month period measured from the date of the Participant’s Separation from Service with an Employer; and (y) the date of the Participant’s death following such Separation from Service. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this Section 7.2 shall be paid to the Participant or the Participant’s beneficiary in one Lump Sum.

(b) Each Participant will be responsible for discussing the tax consequences of this Plan and the transactions contemplated hereby with his or her own tax advisors. The Company, in its sole discretion, may request that each Participant represent to the Company that he or she is relying solely on his or her tax advisors and not on any statements or representations of an Employer or any of their agents and acknowledge that he or she understands that the Participant (and not an Employer) shall be responsible for the Participant’s own tax liability that may arise as a result of this Plan or the transactions contemplated hereby, except as otherwise specifically provided in this Plan.

7.3. Election of Deferred Payments. At the time a Participant completes an Election Form with respect to a Plan Year, the Participant shall elect the timing and form of payment of Benefits (the “Initial Deferred Payment Date”) in the event the Participant is entitled to a Deferred Payment upon his Separation from Service. A Participant shall be entitled to a Deferred Payment if his Separation from Service is not by reason of his death, and if on his date of Separation from Service: (a) he has attained the age of fifty-five (55) and completed at least five (5) Years of Service, and (b) has filed an Election Form on which he has (i) selected a Deferred Payment Date, and (ii) selected a form of payment. A Participant’s Deferred Payments may be made or commenced at any time, after age fifty-five (55) and prior to the later of age sixty-five (65) or his Separation from Service, and may be paid either in a Lump Sum or in five, ten, or fifteen Installment Payments, as elected by the Participant on his Election Form. A Participant must submit his Election Form prior to the Plan Year in which the Salary Deferral Contributions, Bonus Deferral Contributions, and/or Employer Contributions occur in accordance with Section 4.1(b), unless such Participant became a Participant in such Plan Year and filed an Election Form in accordance with Section 4.1(a).

A Participant may make a subsequent election to change the Initial Deferred Payment Date or form of a payment provided the following requirements are met:

(a) The Deferred Payment with respect to which the subsequent election is made must be deferred for a period of not less than five (5) years from the Initial Deferred Payment Date (in the case of Installment Payments, five years from the date the first Installment Payment was scheduled to be paid); and

(b) The subsequent election must be made not less than twelve (12) months before the Deferred Payment Date (in the case of Installment Payments, twelve (12) months before the date the first Installment Payment was scheduled to be paid.

7.4. Installment Payments. If the Participant elects a Deferred Payment in the form of Installment Payments, each installment shall be equal to the product of: (i) his Benefit on the Valuation Date next preceding the date of payment, multiplied by (ii) a fraction, the numerator of which is one (1), and the denominator of which is the total number of installments originally elected less the number of installments previously paid.

7.5. Scheduled Distributions.

(a) Scheduled Distribution Election. In connection with each election to defer Salary or Bonus amounts, a Participant may, on an Election Form as defined at Section 1.22, irrevocably elect to receive a Scheduled Distribution, in the form of a lump sum payment, from the Plan with respect to all or a portion of the Salary or Bonus deferred for the Plan Year. Such Scheduled Distribution shall be a lump sum payment in an amount that is equal to the portion of the Salary Contribution Amount or Bonus Contribution Amount the Participant elected to have distributed as a Schedule Distribution for the Plan Year, plus amounts credited or debited in the manner provided in Section 5.2 on the amount, calculated as of the close of business on or around the date on which the Scheduled Distribution becomes payable, as determined by the Committee in its sole discretion. Subject to the other terms and conditions of this Plan, each Scheduled Distribution elected shall be paid out as soon as administratively feasible after the date (hereinafter referred to as “Scheduled Distribution Date”) on which the Scheduled Distribution becomes payable. The Scheduled Distribution Date designated by the Participant must be at least three (3) Plan Years after the end of the Plan Year to which the Participant’s Election Form relates.

(b) Postponing Scheduled Distributions. A Participant may make a subsequent election to postpone a Scheduled Distribution Date provided the following requirements are met:

(i)	The new Scheduled Distribution Date selected by the Participant must be at least 5 years after the previously designated Schedule Distribution Date; and

(ii)	The subsequent election must be made not less than twelve (12) months before the Participant’s previously designated Scheduled Distribution Date.

(iii)	The election of the new Scheduled Distribution Date shall have no effect until at least twelve (12) months after the date on which the election is made.

(c) Other Benefits Take Precedence Over Scheduled Distributions. Should a distribution event occur that triggers a benefit under Sections 7.1, 7.3, 7.6, or 7.7, any amount subject to a Scheduled Distribution election under Section 7.5 shall not be paid in accordance with Section 7.5, but shall be paid in accordance with the other applicable Section. Notwithstanding the foregoing, the Committee shall interpret this Section 7.5(c) in a manner that is consistent with Code Section 409A and other applicable tax law.

7.6. Change in Control. Notwithstanding any other provision of the Plan to the contrary:

(a) with respect to Salary or Bonus deferred on or after January 1, 2011, in the event of a Participant’s Involuntary Separation from Service without cause, as determined by the Committee in accordance with Treasury Regulation 1.409A-1(n), within twenty-four (24) months of the occurrence of a Change in Control, all Benefits hereunder (including, without limitation, Benefits subject to a Scheduled Distribution, Deferred Payment elections or which are being paid in Installment Payments), valued as of the date of such Participant’s termination of employment, shall be distributed to such Participant in a Lump Sum as soon as reasonably possible, but not more than thirty (30) days, after such Participant’s termination of employment, and

(b) with respect to Salary and Bonus deferred prior to January 1, 2011, upon a Change in Control, all Benefits hereunder (including, without limitation, Benefits subject to a Scheduled Distribution, Deferred Payment elections or which are being paid in Installment Payments), valued as of the date of such Change in Control, shall be distributed to such Participant in a Lump Sum as soon as reasonably possible, but not more than thirty (30) days, after such Change in Control.

7.7. Hardship Distribution. Except as provided in Section 7.5 for Scheduled Distributions, a Participant may not withdraw funds credited to the Participant’s Account, unless the Participant has an Unforeseeable Emergency. An “Unforeseeable Emergency” is a severe financial hardship to the Participant resulting from (a) an illness or accident of the Participant, or the Participant’s spouse, Beneficiary, or dependent (as defined in Section 152 of the Code, without regard to Sections 152(b)(1), (b)(2), and (d)(1)(B) of the Code), (b) loss of the Participant’s property due to casualty, or (c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant’s control, all as determined by the Committee based on the relevant facts and circumstances and as provided for in Treas. Reg. §1.409A-3(i)(3) or any successor provision.

Whether a Participant is faced with an Unforeseeable Emergency under the Plan is to be determined based on the relevant facts and circumstances of each case, but in any case, a withdrawal on account of Unforeseeable Emergency may not be made to the extent that such emergency is or may be relieved (a) through reimbursement or compensation from insurance or otherwise, (b) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or (c) by cessation of deferrals under the Plan.

Withdrawal because of an Unforeseeable Emergency must be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution), as determined by the Committee, in its sole discretion. The Participant must apply in writing for a payment upon an “Unforeseeable Emergency,” using the form prescribed by the Committee. The Committee retains the sole and absolute discretion to grant or deny a payment upon an Unforeseeable Emergency. In the event of approval of a payment upon an Unforeseeable Emergency, the Participant’s outstanding deferral elections under the Plan shall be cancelled.

The Participant shall receive a Lump Sum cash payment of the amount approved by the Committee within ninety (90) days of approval, and such amount shall be deducted from his Account in accordance with Rules of General Application. If a Participant receives a hardship distribution he shall be ineligible to elect Salary Deferral Contributions or Bonus Deferral Contributions for the following Plan Year.

7.8. Grandfathered Benefits. Prior to a Participant’s termination of employment with an Employer, in accordance with Rules of General Application, a Participant may elect to receive a distribution of all (subject to the forfeiture), or a portion of his Grandfathered Benefit. If a Participant elects to receive such a distribution, he shall permanently and irrevocably forfeit from his Grandfathered Benefit an amount equal to twenty percent (20%) of the amount so distributed and such Participant shall be ineligible to elect Salary Deferral Contributions for the following Plan Year. The amount forfeited shall inure to the benefit of the Employer in the manner determined by the Committee, and such amount shall be deducted from his Measurement Preferences in accordance with Rules of General Application. Upon termination of employment with an Employer for any reason, Grandfathered Benefits shall be distributable in accordance with the provisions of the Predecessor Plan.

7.9. Source of Distribution. All payments of Benefits shall be in cash from the funds in the Trust or, in the discretion or the Employer, from the Employer’s funds held outside of the Trust. Nothing contained in the Plan, nor any action taken pursuant to the provisions of the Plan, shall create or be construed to create a fiduciary relationship between the Company, an Employer, Participant, Beneficiary, or Employee or other person. To the extent that any person acquires a right to be paid Benefits, such right shall be no greater than the right of an unsecured general creditor of his Employer.

SECTION VIII.

DESIGNATION OF BENEFICIARIES

8.1. Designation by Participant. Participant’s written designation of one or more persons or entities as his Beneficiary shall operate to designate the Participant’s Beneficiary under this Plan. The Participant shall file with the Committee a copy of his Beneficiary designation under the Plan. The last such designation received by the Committee shall be controlling, and no designation, or change or revocation of a designation shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt.

8.2. Lack of Designation. If no Beneficiary designation is in effect at the time of Participant’s death, if no designated Beneficiary survives the Participant or if the otherwise applicable Beneficiary designation conflicts with applicable law, the Participant’s estate shall be the Beneficiary. The Committee may direct the Employer or Trustee to retain any unpaid Benefits, without crediting for either Measurement Preferences or Applicable Interest Rate, until all rights to the unpaid Benefits are determined. Alternatively, the Committee may direct the Employer or Trustee to pay the Benefits into any court of appropriate jurisdiction. Any such payment shall completely discharge each Employer, the Trustee, and the Committee from any liability under the Plan.

SECTION IX.

AMENDMENT AND TERMINATION

The Plan, without cause and without prior notice, may be terminated, in whole or in part, by the Board, in which case the Employer Account of any affected Participant shall become one hundred percent (100%) Vested on such date of termination. In the event of a Plan termination, no new deferral elections shall be permitted for the affected Participants and such Participants shall no longer be eligible to receive contributions to his or her Employer Account. However, the Participants’ Accounts shall continue to be credited with amounts attributable to a deferral election that was in effect prior to the Plan termination to the extent deemed necessary to comply with Section 409A of the Code and related Treasury Regulations. The Measurement Preferences available to Participants following the termination of the Plan shall be comparable in number and type to those Measurement Preferences available to Participants under the Plan prior to termination. In addition, following a Plan termination, amounts in Participant Accounts shall remain in the Plan and shall not be distributed until such amounts become eligible for distribution in accordance with the applicable provisions of the Plan. Notwithstanding the preceding sentence, to the extent permitted by Treas. Reg. §1.409A-3(j)(4)(ix), an Employer may provide that upon termination of the Plan, all Account balances of the Participants shall be distributed, subject to and in accordance with any rules established by such Employer deemed necessary to comply with the applicable requirements and limitations of Treas. Reg. §1.409A-3(j)(4)(ix).

The Plan may be amended at any time by the Board or the Committee and, without limiting the generality of any other provision hereof, if the Committee determines that an amendment to the Plan would result in a substantial prospective reduction in either the rights or benefits of one or more Participants with respect to their Benefit determined as of the effective date of such amendment, the Committee must give each affected Participant notice of the amendment not less than ninety (90) days prior to the taxable year for which the amendment is effective. No such amendment, modification, or alteration shall be exercised retroactively to alter or change the rights of Participants or their Beneficiaries insofar as they relate to past deferrals, nor shall any such amendment divest any Participant of any deferral made prior to the amendment. In addition, no such amendment shall modify the Plan in any way that would violate Section 409A of the Code. The Company intends to continue this Plan indefinitely, but nevertheless assumes no contractual obligation to continue this Plan or makes any promise to pay benefits other than as provided under this Plan.

SECTION X.

CLAIMS PROVISIONS

10.1. Presentation of Claim. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

10.2. Notification of Decision. The Committee shall consider a Claimant’s claim within a reasonable time, but no later than ninety (90) days after receiving the claim. If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial ninety (90) day period. In no event shall such extension exceed a period of ninety (90) days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination. The Committee shall notify the Claimant in writing:

(a) that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(b) that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(i) the specific reason(s) for the denial of the claim, or any part of it;

(ii) specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(iii) a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary;

(iv) an explanation of the claim review procedure set forth in Section 10.3 below; and

(v) a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

10.3. Review of a Denied Claim. On or before sixty (60) days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) must file with the Committee a written request for a review of the denial of the claim. The Claimant (or the Claimant’s duly authorized representative) may:

(a) upon request and free of charge, have reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits;

(b) submit written comments or other documents; and

(c) request a hearing, which the Committee, in its sole discretion, may grant.

10.4. Decision on Review. The Committee shall render its decision on review promptly, and no later than sixty (60) days after the Committee receives the Claimant’s written request for a review of the denial of the claim. If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial sixty (60) day period. In no event shall such extension exceed a period of sixty (60) days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination. In rendering its decision, the Committee shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a) specific reasons for the decision;

(b) specific reference(s) to the pertinent Plan provisions upon which the decision was based;

(c) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; and

(d) a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA.

10.5. Legal Action. A Claimant’s compliance with the foregoing provisions of this Article 10 is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under the Plan.

SECTION XI.

GENERAL PROVISIONS

11.1. No Assignment. The right of any Participant to Benefits shall not be assigned, transferred, pledged or encumbered, either voluntarily or by operation of law, except as provided in Section 8 with respect to designations of Beneficiaries.

11.2. Incapacity. If the Committee shall find that any person to whom any Benefit is payable under the Plan is unable to care for his affairs because of illness or accident or is a minor, any payment due shall be paid to the duly appointed guardian, committee or other legal representative for such person. Any such payment shall be a complete discharge of the liabilities of each Employer and the Committee as to the amount paid.

11.3. Final Resolution of Disputes Relating to Plan. If, after the exhaustion of the claims procedure set forth in Article 10 one or more disputes remain with regard to the rights under the Plan of any Employee, Participant, Beneficiary or person claiming under them, such person(s) and the Committee (collectively, “Interested Parties”) may agree to attempt to resolve same by telephone conference with an agreed mediator. If the Interested Parties cannot resolve their differences by such telephone conference, then the Interested Parties may agree to schedule a one day mediation with a mediator who is mutually agreeable to the Interested Parties, within thirty (30) days to resolve the disputes and to share equally the costs of such mediation. The costs and expenses of mediation will be paid by the Company. If the Interested Parties agree to mediation and are unable to resolve their dispute by mediation, then the Interested Parties may institute an arbitration proceeding under the auspices of the American Arbitration Association to construe or enforce the provisions of the Plan. The Interested Party prevailing in any such arbitration shall recover from the adverse party its actual damages and reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees incurred in connection with such dispute and arbitration. If the Interested Parties seek resolution through mediation and arbitration then they will waive their right to institute litigation in a court of law to resolve a dispute concerning the construction or enforcement of this Plan.

11.4. Information Required. Each Participant shall file with the Committee such pertinent information concerning the Participant and any Beneficiary as the Committee may specify, and no Participant or Beneficiary or other person shall have any rights or be entitled to any benefits under the Plan, unless such information is properly filed.

11.5. Communications by, and Information from, Participant. All elections, selections, designations, requests, notices, instructions and other Participant communications to the Committee, Third-Party Record Keeper, Company, or Employer required or permitted under the Plan shall be in such form as is prescribed in the Rules of General Application. If the Committee notifies the Participant or Beneficiary at his last known electronic address or mailing address that he is entitled to a distribution, and the Participant or Beneficiary fails to claim his benefits under the Plan within one year after such notification, his Benefit will be forfeited and inure to the benefit of the Employer in the manner determined by the Committee. If the Participant or Beneficiary is subsequently located, such Benefit will be restored, but without Earnings being credited subsequent to the date of the forfeiture.

11.6. No Rights Implied. Without limitation, nothing contained in this Plan, nor any modification or amendment to the Plan, nor the creation of any Account on the books of the Company, shall give any Employee or Participant any legal or equitable right against the Company or any officer, director, or Employee of the Company, except as expressly provided by the Plan.

11.7. Communications by Committee or Employer. All notices, statements, reports and other communications from the Committee or any Employer to any person required or permitted under the Plan shall be deemed to have been duly given when sent either (a) electronically or (b) via first-class mail, postage prepaid, and addressed to such person at his address last appearing on the Plan’s records.

11.8. Interpretations and Adjustments. To the extent permitted by law, each interpretation of the Plan and each decision on any matter relating to the Plan made by the Board, the Company, or the Committee, within their scope of their authority hereunder, shall be made in their sole discretion and shall be binding on all persons. A misstatement or other mistake of fact shall be corrected when it becomes known and the person responsible shall make such adjustment on account thereof as he considers equitable and practicable.

11.9. No Liability for Good Faith Determinations. Neither the Company, the Board, nor the Committee shall be liable for any act, omission, or determination taken or made with respect to the Plan which is not judicially determined to be due to willful misconduct, and members of the Board, and the Committee, shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage, or expense (including attorneys’ fees, the costs of settling any suit, provided such settlement is approved by independent legal counsel selected by the Company, and amounts paid in satisfaction of a judgment, except a judgment based on a finding of willful misconduct) arising therefrom to the full extent permitted by law and under any directors’ and officers’ liability or similar insurance coverage that may from time to time be in effect.

11.10. No Employment Rights. Neither the Plan nor any action taken under the Plan shall be construed as giving to any Employee the right to be retained in the employ of an Employer or as affecting the right of an Employer to dismiss any Employee at any time, with or without cause.

11.11. Withholding of Taxes. An Employer shall deduct from Participant’s Salary or the amount of any payment made pursuant to this Plan any amounts required to be paid or withheld by the federal government or any state or local government. By his participation in the Plan, the Participant agrees to all such deductions.

11.12. Waivers. Any waiver of any right granted pursuant to this Plan shall not be valid unless the same is in writing and signed by the party waiving such right. Any such waiver shall not be deemed to be a waiver of any other rights.

11.13. Records. Records of the Company, and of the Committee, as to any matters relating to this Plan will be conclusive on all persons.

11.14. Securities Laws. The Plan intends to comply with and be exempt under The Securities Act of 1933, as amended. The Participants under the Plan are final purchasers and not underwriters or conduits to other beneficial owners or subsequent purchasers.

11.15. Severability. In case any one or more of the provisions contained in this Plan shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions in this Plan shall not in any way be affected or impaired.

11.16. Captions and Gender. The captions preceding the Sections and Subsections of this Plan have been inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provisions of this Plan. Where the context admits or requires, words used in the masculine gender shall be construed to include the feminine and the neuter also, the plural shall include the singular, and the singular shall include the plural.

11.17. Choice of Law. The Plan and all rights under this Plan shall be governed by and construed in accordance with the laws of the State of Texas, except to the extent preempted by ERISA.

11.18. Effective Date and Termination Date. This amendment and restatement is effective January 1, 2011, and shall terminate on the date no further Benefits are credited hereunder, or on such earlier date as the Plan is terminated pursuant to Section IX.

IN WITNESS WHEREOF, the Company has executed this Third Amended and Restated Plan on this the 15 day of December, 2010.

FOSSIL, INC.

By:	Kosta N. Kartsotis

Its:	Chief Executive Officer